Exhibit 99.2

NYSE: WMB

Date: May 19, 2008
Transco Initiates Private Debt Issuance
     TULSA, Okla. — Transcontinental Gas Pipe Line Corp., a wholly owned subsidiary of Williams (NYSE: WMB), announced today it is offering an expected $250 million aggregate principal amount of senior notes due 2018 to certain institutional investors. The offering is exempt from the registration requirements of the Securities Act of 1933.
     Transco intends to use $175 million of the net proceeds from the offering to repay revolving credit agreement indebtedness incurred during 2008, which was used to repay maturing long-term notes. It will use the remainder for general corporate purposes, including the funding of capital expenditures.
     The notes to be offered have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
     This press release does not constitute an offer to sell or the solicitation of an offer to buy such notes and is issued pursuant to Rule 135c under the Securities Act of 1933.
About Williams (NYSE: WMB)
Williams, through its subsidiaries, finds, produces, gathers, processes and transports natural gas. Williams’ operations are concentrated in the Pacific Northwest, Rocky Mountains, Gulf Coast, and Eastern Seaboard. More information is available at http://www.williams.com. Go to http://www.b2i.us/irpass.asp?BzID=630&to=ea&s=0 to join our e-mail list.

Contact:	Jeff Pounds Williams (media relations) (918) 573-3332 Richard George Williams (investor relations) (918) 573-3679
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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.